Exhibit 99.1

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella /
AXIS Capital Holdings Limited	Caroline Gentile
info@axiscapital.com	Kekst and Company
(441) 297-9513	(212) 521-4859

AXIS CAPITAL REPORTS NET INCOME OF $140.9 MILLION
FOR SECOND QUARTER 2004

Pembroke, Bermuda, August 4, 2004 – AXIS Capital Holdings Limited (“AXIS Capital”)  (NYSE:  AXS) today reported net income for the second quarter of 2004 of $140.9 million, or $0.84 per diluted share, compared to $117.8 million, or $0.81 per diluted share, for the second quarter ended June 30, 2003, an increase of $23.1 million, or $0.03 per diluted share. Net income for the six months ended June 30, 2004 rose 37% to $307.6 million, or $1.84 per diluted share, from $224.9 million, or $1.55 per diluted share, for the corresponding period in 2003.

Net income excluding net realized gains and losses on investments, net of tax for the second quarter of 2004 was $144.7 million, or $0.87 per diluted share, compared with $102.4 million, or $0.70 per diluted share, for the second quarter of 2003. Net income excluding net realized gains and losses on investments, net of tax for the six months ended June 30, 2004 was $302.3 million, or $1.81 per diluted share, compared with $198.4 million, or $1.36 per diluted share, for the six months ended June 30, 2003. Net income excluding net realized gains and losses on investments, net of tax is a non-GAAP financial measure. A reconciliation of this measure to net income is presented at the end of this release.

John Charman, President and CEO, commented: “Our results across all segments were once again very strong in the quarter, reflecting our continuing penetration of our targeted markets coupled with our low loss activity.  While the market continues to struggle against the senseless price cutting practiced by a limited number of major carriers, we remain optimistic with respect to the opportunities afforded to an entrepreneurial, diverse and financially strong carrier like AXIS where risk selection remains paramount.”

Gross premiums written for the quarter ended June 30, 2004 were $629.3 million compared to $551.5 million for the quarter ended June 30, 2003, an increase of 14%.  Of these premiums written: $216.2 million were derived from global insurance compared to $207.7 million in the corresponding quarter of 2003, an increase of 4%; $129.9 million from global reinsurance compared to $120.1 million in the corresponding quarter of 2003, an increase of 8%;  $219.9 million from U.S. insurance compared to $171.1 million in the corresponding quarter of 2003, an increase of 29%; and $63.3 million from U.S. reinsurance compared to $52.6 million in the corresponding quarter of 2003, an increase of 21%.  The increase in our U.S. insurance and U.S. reinsurance gross premiums written was largely driven by greater market penetration.

For the quarter ended June 30, 2004 compared to the quarter ended June 30, 2003, ceded premiums increased to $141.4 million from $101.6 million and our net premiums written rose to $487.9 million from $449.8 million. Net premiums earned increased to $486.4 million from $335.6 million.  The increase in net premiums earned reflects the increase in our gross premiums written over the last twelve months.

For the quarter ended June 30, 2004, net investment income was $33.3 million and realized losses were $4.4 million, compared with $15.9 million in net investment income and $15.7 million in realized gains for the quarter ended June 30, 2003. The increase in net investment income was due to increased invested assets on which we obtained improved investment yields. Cash flow generated from operations for the quarter ended June 30, 2004 was $419.0 million compared with $345.9 million for the quarter ended June 30, 2003.

For the quarter ended June 30, 2004, the Company generated a combined ratio of 75.3%, a loss ratio of 53.0% and an expense ratio of 22.3% compared to 81.5%, 58.3% and 23.2%, respectively, for the quarter ended June 30, 2003. In both of these quarters, there was limited catastrophic loss activity. In addition, our loss ratios benefited by 8.9 percentage points and 3.1 percentage points, respectively, from favorable prior period loss reserve development. Our expense ratio continues to improve as our earned premium base increases.

Gross premiums written for the six months ended June 30, 2004 were $1,673.4 million compared to $1,160.0 million for the six months ended June 30, 2003, an increase of 44%.  Of these premiums written: $516.6 million were derived from global insurance compared to $451.3 million in the corresponding six months of 2003, an increase of 14%; $558.9 million from global reinsurance compared to $331.6 million in the corresponding six months of 2003, an increase of 68.5%,  $368.3 million from U.S. insurance compared to $263.0 million in the corresponding six months of 2003, an increase of 40%; and $229.6 million from U.S. reinsurance compared to $114.1 million in the corresponding six months of 2003, an increase of 101%.  The increase in our global reinsurance gross premiums written was largely driven by our strategic expansion into continental Europe. The increase in our U.S. insurance and U.S. reinsurance gross premiums written was largely driven by greater market penetration.

For the six months ended June 30, 2004 compared to the six months ended June 30, 2003, ceded premiums increased to $286.4 million from $170.1 million and our net premiums written rose to $1,387.1 million from $990.0 million. The increase in ceded premiums was primarily due to the purchase of additional reinsurance protections by our global insurance and U.S insurance segments to mitigate the volatility in their growing books of businesses. Net premiums earned increased to $957.7 million from $638.0 million.  The increase in net premiums earned reflects the increase in our gross premiums written over the last twelve months.

For the six months ended June 30, 2004, net investment income was $64.6 million and realized gains were $5.7 million, compared with $27.3 million in net investment income and $26.9 million in realized gains for the six months ended June 30, 2003. The increase in net investment income was due to increased invested assets on which we obtained improved investment yields. Cash flow generated from operations was $784.5 million compared with $610.4 million for the six months ended June 30, 2003.

For the six months ended June 30, 2004, the Company generated a combined ratio of 73.9%, a loss ratio of 52.3% and an expense ratio of 21.6% compared to 77.5%, 53.6% and 23.9%, respectively, for the six months ended June 30, 2003. In both of these six month periods, there was limited catastrophic loss activity. In addition, our loss ratios benefited by 9.6 percentage points and 3.2 percentage points, respectively, from favorable prior period loss reserve development. Our expense ratio continues to improve as our earned premium base increases.

Our shareholders’ equity was in excess of $3.0 billion at June 30, 2004. Diluted book value per share at June 30, 2004 was $18.76, compared to $17.48 at December 31, 2003. Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to book value per share is presented at the end of this release.

AXIS Capital will host a conference call on Thursday, August 5, 2004 at 8:30 AM (Eastern) to discuss the second quarter and six months financial results and related matters. This presentation will be available through an audio webcast accessible through the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to the Company’s financial results for the second quarter and six months is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity in excess of $3.0 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED
UNAUDITED CONSOLIDATED BALANCE SHEETS
As at June 30, 2004 and December 31, 2003
(Expressed in thousands of U.S. dollars, except share and per share amounts)

	June 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$721,215	$605,175
Investments at fair market value (Amortized cost 2004:$4,029,834; 2003:$3,359,102)	3,993,883	3,385,576
Other investments	34,403	—
Accrued interest receivable	36,612	29,530
Net receivable for investments sold	—	3,371
Securities lending collateral	755,968	—
Insurance and reinsurance premium balances receivable	994,819	660,530
Deferred acquisition costs	222,288	136,281
Prepaid reinsurance premiums	240,199	164,999
Reinsurance recoverable	245,909	124,899
Intangible assets	23,919	24,579
Other assets	50,974	37,333
Total Assets	$7,320,189	$5,172,273

Liabilities
Reserve for losses and loss expenses	$1,541,193	$992,846
Unearned premiums	1,648,062	1,143,447
Insurance and reinsurance balances payable	208,141	151,381
Accounts payable and accrued expenses	44,072	67,451
Securities lending payable	755,618	—
Net payable for investments purchased	80,589	—
Total Liabilities	4,277,675	2,355,125

Shareholders’ Equity
Share capital (Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2004; 152,491,550: 2003; 152,474,011)	1,906	1,906
Additional paid-in capital	2,009,716	2,000,731
Accumulated other comprehensive (loss) income,net of tax	(31,193)	25,164
Retained earnings	1,062,085	789,347
Total Shareholders’ Equity	3,042,514	2,817,148

Total Liabilities & Shareholders’ Equity	$7,320,189	$5,172,273

AXIS CAPITAL HOLDINGS LIMITED
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
For the quarter and six months ended June 30, 2004 and 2003
(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
		(see note 1)		(see note 1)
Revenues
Gross premiums written	$629,319	$551,450	$1,673,442	$1,160,037
Premiums ceded	(141,442)	(101,626)	(286,375)	(170,069)
Change in unearned premiums	(1,474)	(114,232)	(429,416)	(351,949)
Net premiums earned	486,403	335,592	957,651	638,019

Net investment income	33,345	15,904	64,604	27,256
Net realized (losses) gains	(4,411)	15,705	5,686	26,903
Other insurance related income	156	10,102	444	11,208
Total revenues	515,493	377,303	1,028,385	703,386

Expenses
Net losses and loss expenses	257,850	195,620	500,450	341,955
Acquisition costs	65,491	46,418	122,454	90,669
General and administrative expenses	42,623	31,246	84,511	61,608
Foreign exchange	6,413	(12,855)	7,558	(14,742)
Total expenses	372,377	260,429	714,973	479,490

Income before income taxes	143,116	116,874	313,412	223,896
Income tax recovery (expense)	(2,260)	880	(5,770)	976
Net Income	$140,856	$117,754	$307,642	$224,872

Weighted average common shares and common share equivalents - basic	152,487,082	136,509,891	152,484,015	136,440,383
Weighted average common shares and common share equivalents - diluted	166,842,606	145,701,443	166,785,604	145,045,136
Net income per share - basic	$0.92	$0.86	$2.02	$1.65
Net income per share - diluted	$0.84	$0.81	$1.84	$1.55

Insurance Ratios
Loss ratio	53.0%	58.3%	52.3%	53.6%
Expense ratio	22.3%	23.2%	21.6%	23.9%
Combined ratio	75.3%	81.5%	73.9%	77.5%

Note 1: Acquisition costs and general and administrative expenses for 2003 have been reclassified to conform to current year classifications.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from the Company’s expectations.  Important factors that could cause actual events or results to be materially different from the Company’s expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4), failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives (8) a decline in our ratings with Standard & Poor’s and A.M. Best, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, the Company has presented “net income excluding net realized gains and losses on investments, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. The Company has included the first measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate earnings before realized gains and losses, adjusted for tax, to make performance comparisons with the Company’s industry peers. The Company has included the second measure because it takes into account the effect of dilutive securities and, therefore, the Company believes that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION
NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX
For the quarter and six months ended June 30, 2004 and 2003
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Net income	140,856	117,754	307,642	224,872

Adjustment for net realized (losses) gains on investments	4,411	(15,705)	(5,686)	(26,903)

Adjustment for associated tax impact of net realized gains (losses) on investments	(595)	325	358	403

Net income excluding realized gains (losses) on investments, net of tax	$144,672	$102,374	$302,314	$198,372

Net income per share - diluted	$0.84	$0.81	$1.84	$1.55

Adjustment for net realized (losses) gains on investments	0.03	(0.11)	(0.03)	(0.19)

Adjustment for associated tax impact of net realized gains (losses) on investments	0	0	0	0

Net income excluding realized gains (losses) on investments, net of tax per diluted share	$0.87	$0.70	$1.81	$1.36

Weighted average common shares and common share equivalents - diluted	166,842,606	145,701,443	166,785,604	145,045,136

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION
DILUTED BOOK VALUE PER SHARE
As at June 30, 2004 and December 31, 2003
(Expressed in thousands of U.S. dollars, except share and per share amounts)

	June 30, 2004	December 31, 2003

Shareholders’ equity	$3,042,514	$2,817,148

Shares outstanding	152,491,550	152,474,011

Book value per share	$19.95	$18.48

Diluted book value on an “as if converted basis”

Shareholders’ equity	$3,042,514	$2,817,148
add in:
proceeds on exercise of options	95,349	62,630
proceeds on exercise of warrants	244,812	244,811

Adjusted shareholders’ equity	$3,382,675	$3,124,589

As if converted diluted shares outstanding
Shares outstanding	152,491,550	152,474,011
add in:
vesting of restricted stock	2,432,675	1,884,696
exercise of options	5,761,846	4,695,512
exercise of warrants	19,609,199	19,690,692

Diluted shares outstanding	180,295,270	178,744,911

Diluted book value per share	$18.76	$17.48

During the first quarter of 2004, the Company adopted, prospectively, the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation” for all stock-based employee compensation granted, modified or settled after January 1, 2004.

As a result, with respect to unvested restricted stock awards, the amount of deferred compensation is eliminated from share capital and additional paid-in-capital. This charge impacts the calculation of “Book value per share” but has no impact on the calculation of “Diluted book value per share”.